Exhibit 99.5

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Board of Directors

PepsiCo, Inc.

700 Anderson Hill Road

Purchase, New York 10577

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 3, 2009, to the Board of Directors of PepsiCo, Inc. (“PepsiCo”) as Exhibit c(2) to, and to the reference thereto under the headings “SUMMARY — PepsiCo’s Reasons for the Merger”, “SUMMARY — Opinions of PepsiCo’s Financial Advisors”, “SPECIAL FACTORS — Background of the Merger” and “SPECIAL FACTORS — Opinions of PepsiCo’s Financial Advisors” in, the preliminary proxy statement/prospectus relating to the proposed merger involving PepsiCo and PepsiAmericas, Inc., which proxy statement/prospectus forms a part of Amendment No. 2 to PepsiCo’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

December 30, 2009